FOR IMMEDIATE RELEASE

Lam Research Corporation Contact:
Kathleen Bela, Investor Relations, phone: 510/572-4566, e-mail: kathleen.bela@lamrc.com

Lam Research Corporation Announces Earnings for the Quarter Ended March 30, 2003

FREMONT, Calif., April 16, 2003—Lam Research Corporation (Nasdaq: LRCX) today announced earnings for the quarter ended March 30, 2003. Revenue was $187.1 million, and net income was $0.8 million, or $0.01 per diluted share compared to revenue of $184.6 million and net income of $1.5 million, or $0.01 per diluted share for the December 2002 quarter:

Ongoing net income in the March 2003 quarter, excluding certain charges, was $3.8 million, or $0.03 per diluted share, versus net income of $2.8 million, or $0.02 per diluted share, for the December 2002 quarter. The company believes this presentation of net income, which excludes net restructuring charges, is useful for analyzing the business because it removes the effects of accelerated expense recognition connected with our outsourcing strategy and consolidation. A table that provides a reconciliation of net income under Generally Accepted Accounting Principles (GAAP) to ongoing net income is included.

New orders of $192 million increased 18 percent sequentially, and production output for the period was approximately $174 million.

The geographic distribution of new orders and revenue is shown in the following table:

Region	New Orders	Revenue

North America	31%	23%

Europe	19%	25%

Japan	7%	8%

Asia Pacific	43%	44%

Lam Announces Earnings for the March 2003 Quarter	Page 2 of 4

Gross margin for the March 2003 quarter was $75.2 million or 40.2 percent of revenue, a sequential improvement from 39.3 percent of revenue, primarily due to higher utilization levels and proactive cost management. Operating expenses, excluding restructuring items, were $72.2 million compared to $71.5 million in the December 2002 quarter, reflecting anticipated seasonal cost increases.

Operating cash generation in the period slightly exceeded $20 million and was offset by a Yen-denominated loan repayment of approximately $51 million resulting in cash, cash equivalents and short-term investments, and restricted cash balances of $585.3 million at the end of the quarter.

“The results for the March quarter demonstrate our solid market share gains and continued focus on reducing operating expenses. This is a winning combination for Lam. Over the course of this downturn, Lam employees have driven important new customer gains, while transforming the business by implementing an aggressive outsourcing strategy. Although the industry environment is uncertain, we are confident that we will continue to deliver better solutions to our customers, which should drive better returns to our shareholders,” stated James W. Bagley, chairman and chief executive officer.

Statements made in this press release which are not statements of historical fact are forward-looking statements and are subject to the safe harbor provisions created by the Private Securities Litigation Reform Act of 1995. Such forward-looking statements relate, but are not limited, to future market conditions, including market share gains, ongoing reductions in operating expenses, the Company’s strategic direction, customer solutions and shareholder returns.

Such statements are based on current expectations and are subject to risks, uncertainties and changes in condition, significance, value and effect as well as other risks detailed in documents filed with the Securities and Exchange Commission, including specifically the reports on Form 10-K for the year ended June 30, 2002, and the Form 10-Q for the quarter ended December 29, 2002, which could cause actual results to vary from expectations. The Company undertakes no obligation to update the information or statements made in this press release.

Lam Research Corporation is a leading supplier of wafer processing equipment and services to the worldwide semiconductor manufacturing industry. The Company’s common stock trades on the Nasdaq National Market under the symbol “LRCX.” Lam’s World Wide Web address is http://www.lamrc.com.

Consolidated Financial Tables to Follow

Reconciliation of US GAAP Net Income to Ongoing Net Income:

(in thousands, except per share data)	March 2003 Quarter (unaudited)	December 2002 Quarter (unaudited)
U.S. GAAP operating loss	$(1,048)	$(1,017)
Net restructuring charges	4,043	1,752

Ongoing operating income	2,995	735
Other income	2,110	2,989

Ongoing income before income taxes	5,105	3,724
Income tax expense	1,276	931

Ongoing net income	3,829	2,793

Ongoing net income per diluted share	$0.03	$0.02

Lam Announces Earnings for the March 2003 Quarter	Page 3 of 4

LAM RESEARCH CORPORATION
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(In thousands, except per share data)

	Three Months Ended		Nine Months Ended
	March 30, 2003 (unaudited)	March 31, 2002 (unaudited)	March 30, 2003 (unaudited)	March 31, 2002 (unaudited)

Total revenue	$187,059	$164,105	$569,148	$762,858

Cost and expenses:
Cost of goods sold	111,838	109,118	342,744	516,732
Cost of goods sold - restructuring charges (recoveries)	—	—	(301)	7,600
Cost of goods sold - patent settlement	—	—	—	38,780

Total cost of goods sold	111,838	109,118	342,443	563,112

Gross margin	75,221	54,987	226,705	199,746

Research and development	38,981	40,552	120,102	137,516
Selling, general and administrative	33,245	36,849	98,319	127,538
Restructuring charges, net	4,043	—	6,096	47,221

Total operating expenses	76,269	77,401	224,517	312,275

Operating income (loss)	(1,048)	(22,414)	2,188	(112,529)

Other income (expense):
Gain/(loss) on equity derivative contracts in Lam Stock	—	16,828	(16,407)	17,718
Other income, net	2,110	615	4,437	44

Income (loss) before income taxes	1,062	(4,971)	(9,782)	(94,767)

Income tax expense (benefit)	265	(6,540)	1,656	(35,761)

Net income (loss)	$797	$1,569	$(11,438)	$(59,006)

Net income (loss) per share:

Basic	$0.01	$0.01	$(0.09)	$(0.47)

Diluted (1)	$0.01	$0.01	$(0.09)	$(0.47)

Number of shares used in per share calculation:

Basic	125,988	126,747	126,110	125,921

Diluted (1)	129,550	134,420	126,110	125,921

(1) For the three-month period ended March 30, 2003, diluted net income per share includes the assumed exercise of employee stock options, but excludes the assumed conversion of the outstanding warrant and convertible subordinated 4% notes because the effect would have been antidilutive. For the three-month period ended March 31, 2002, diluted net income per share includes the assumed exercise of employee stock options and warrant, but excludes the assumed conversion of the convertible subordinated 4% and 5% notes because the effect would have been antidilutive. Outstanding options and convertible subordinated 4% notes for the nine-month period ended March 30, 2003, and outstanding options, warrants, and convertible subordinated 4% and 5% notes for the nine-month period ended March 31, 2002, were excluded from the computations of diluted net loss per common share because the effects would have been antidilutive due to the net losses for the periods.

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Lam Announces Earnings for the March 2003 Quarter	Page 4 of 4

LAM RESEARCH CORPORATION
CONDENSED CONSOLIDATED BALANCE SHEETS
(In thousands)

	March 30, 2003 (unaudited)	June 30, 2002 (1)
Assets:

Cash, cash equivalents and short-term investments	$465,866	$874,205
Accounts receivable, net	133,110	132,113
Inventories	126,690	180,799
Other current assets	146,327	168,307

Total current assets	871,993	1,355,424

Property and equipment, net	53,242	67,496
Restricted cash	119,438	70,983
Other assets	151,187	138,388

Total assets	$1,195,860	$1,632,291

Liabilities and stockholders’ equity:

Other current liabilities	$244,527	$287,781
5% convertible debenture	—	309,763

Total current liabilities	244,527	597,544

Long-term debt and other liabilities	321,718	359,691
Stockholders’ equity	629,615	675,056

Total liabilities and stockholders’ equity	$1,195,860	$1,632,291

(1) Derived from audited financial statements